SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



                                 May 9, 1995



                              CULBRO CORPORATION

              (Exact name of registrant as specified in charter)

                              Filing Fee #026093


       New_York                     1-1210                 13-0762310
(State or other jurisdiction     (Commission            (IRS Employer
    of incorporation)            File Number)           Identification No.)


387_Park_Avenue_South,_New_York,_New_York                  10016-8899
(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code       (212)_561-8700

Item_5.__Other_Events.


         On May 4, 1995 the Registrant jointly announced with Tabacalera, S.A. that they had reached an understanding which is expected ultimately to lead to an expanded global cigar business for the Registrant's General Cigar Co., Inc. subsidiary ("General Cigar"). The Registrant will sell to Tabacalera a 51% interest in General Cigar for approximately $100 million in cash and will continue to direct, along with Tabacalera, the General Cigar operations. The transaction is subject to further negotiations, due diligence, definitive documentation and regulatory approvals.





Item_7.__Financial_Statements_and_Exhibits.

         (a)(1)   N/A

         (b)      N/A

         (c)      Exhibits:

                  (1)   Culbro Corporation Press Release, dated May 4, 1995.

                                              A. Ross Wollen
                                              (212) 561-8714



        NEW  YORK, NEW  YORK  (May 4, 1995)  -  Culbro Corporation (NYSE:
CUC) Culbro Corporation and Tabacalera, S.A. jointly announced today that they had reached an understanding which is expected ultimately to lead to an expanded global cigar business for Culbro's General Cigar subsidiary. Culbro will sell to Tabacalera, the premier Spanish tobacco Company, a 51% interest in General Cigar for approximately $100 million in cash and will continue to direct, along with Tabacalera, the General Cigar operations.

        Edgar M. Cullman, Chairman of Culbro stated that: "This transaction brings great value to Culbro Shareholders, not only today but in the future through the combined worldwide strength of the General Cigar and Tabacalera association. Tabacalera has a business history of over 350 years and has developed tobacco interests throughout the world. Although the cigar business has been a central part of both Culbro and my family's interests for decades, the time has now come to expand through this association in order to recognize the greater potential of General Cigar in the continuing worldwide growth of the cigar industry."

        Mr. Pedro Perez, Chairman of Tabacalera, stated that, "Our desire to expand globally had to involve a leading U.S. cigar business and there was no better partner than General Cigar." Tabacalera is a Spanish publicly traded tobacco company, ranking second both in sales of cigars and cigarettes in the European Union. In 1994 its sales were $6.5 billion. The Tabacalera group is involved in every segment of the tobacco industry from leaf growing and processing to cigar and cigarette manufacturing, distribution, marketing and sales.

        Culbro expects the pre-tax profit from this 51% sale to be approximately $60-65 million. The remaining 49% interest owned by Culbro will be subject to a put/call option with Tabacalera at values based upon a multiple of future earnings. No determination has been made by Culbro's Board of Directors as to the use of the proceeds from this transaction. The transaction does not involve the sale of any of Culbro's land in Connecticut.

        The transaction is subject to further negotiations, due diligence, definitive documentation and regulatory approvals.

        Culbro is a diversified corporation with interests in cigars, labeling systems and packaging machinery, real estate and landscape nursery stock. The Corporation also holds equity interests in businesses engaged in wholesale distribution of tobacco, groceries and sundry consumer products, and publishing in the United Kingdom.
                               *    *    *    *

                                  SIGNATURES









         Pursuant to the requirements of the Securities Exchange Act of 1934,

the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.








                                          CULBRO CORPORATION


                                          By:/s/ JAY M. GREEN
                                              Jay M. Green
                                              Executive Vice President-
                                              Finance and Administration-
                                              Chief Financial Officer


Dated:  May 9, 1995